Zhong Chai Machinery Distribution and
Operation Management Agreement

Party A:	USUNCO AUTOMOTIVE LIMITED
10510 Hillsboro Road, Santa Ana, CA 92705 USA

Party B:	Xinchai Holding Group Co., Ltd.

This joint venture agreement expires on July 2nd, 2021.

1.	Both parties agree to set up joint venture Zhejiang Zhong Chai Machinery Co. Ltd. The daily operation will be managed by Party B.

2.	Party A agrees joint venture and Party B jointly manage the allocation of the working capital.

3.	Party B will manage the duty function, compensation and job assignment of the work force in the joint venture.

4.
Both parties agree that the joint venture will be responsible for the marketing and sales of all the diesel engines and related products manufactured by Xinchai Diesel Engine Co. Ltd. The joint venture is permitted to use Xinchai’s brand and trademark.

5.	Party B ensures the joint venture’s year end dividend shall be no lower than the current interest rate issued by China Central Bank on Party A net asset contribution.

6.	The joint venture will have the board meeting at least once a year.

7.
In the event of any important business events or any issues related to joint venture’s asset and equity such as debt offering, loan application, collateral, investment, restructure etc, board of directors will decide in accordance with the joint venture bylaw.

8.	Party A agrees not to request for dividend for just itself during the term of this agreement.

9.	Both parties agree not to reduce registered capital within the 15-year term of this agreement.

10.	Party B agrees that, during the 15-year term of this agreement, the joint venture’s operation and management will obey all the laws and regulations of China and local government.

11.	During the 15-year term of this agreement, the joint venture shall timely provides each party with monthly, quarterly and annual financial reports.

12.
During the 15-year term of this agreement, Party A shall have the right to appoint its own CPA firm to review and audit joint venture’s annual financials. The joint venture should cooperate with auditor during the review and audit. Party A will be responsible for the audit fee.

13.
Upon the expiration of the agreement, both parties will appoint a mutually acceptable and reputable Chinese auditor compliant with GAAP to review the financials. In the event that taxation, accounting and business related liabilities go beyond this agreement, Party B will be responsible for all the cost.

14.	The termination of this agreement shall be mutually agreed by a written approval.

15.	In the event that party’s capital structure and investors occurs major changes, this agreement will be terminated.

16.	This agreement becomes effective with both parties’ signatures.

17.	Any unfinished issues will be solved through negotiation and discussion. Appendix to this agreement will be provided.

Party A	Party B

<Signed>	<signed>
Chairman
20061027	20061027